UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 6, 2013

Tesla Motors, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34756	91-2197729
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3500 Deer Creek Road

Palo Alto, California 94304

(Address of principal executive offices, including zip code)

(650) 681-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Report.

(a) On March 6, 2013, the audit committee of the board of directors of Tesla Motors, Inc. (“Tesla” or the “Company”) and management of the Company concluded, after discussion with Tesla’s independent registered public accounting firm, PricewaterhouseCoopers LLP, that the consolidated statements of cash flows included in Tesla’s Quarterly Reports on Forms 10-Q for the periods ended March 31, 2012, June 30, 2012 and September 30, 2012, should no longer be relied upon as a result of an error in the presentation of certain non-cash capital expenditures included in Tesla’s consolidated statements of cash flows. In those previously issued consolidated statements of cash flows, amounts related to purchases of property and equipment that were not paid at each of the balance sheet dates in those interim periods ended March 31, June 30 and September 30 for 2012 and 2011, were erroneously included as cash outflows from investing activities and cash inflows from operating activities. This had the effect of overstating cash flows from investing activities and understating cash flows from operating activities by a like amount.

It is important to note that the restatements have no impact on previously reported total cash and cash equivalents, consolidated income statements, consolidated balance sheets, or free cash flows (defined as cash flow from operations less capital expenditures), including those reported in the Company’s earnings release on February 20, 2013.

The impact of the restatement to the Company’s previously filed consolidated statements of cash flows for the first three quarters of 2012 is contained in Note 17 of Notes to Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended December 31, 2012, as filed on March 7, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TESLA MOTORS, INC.

By:	/s/ Deepak Ahuja
Deepak Ahuja Chief Financial Officer

Date: March 7, 2013